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Exhibit 10.11

SEPARATION AND RELEASE AGREEMENT

    This Separation and Release Agreement (the "Agreement"), dated as of August 17, 1999, is by and between Nicollet Process Engineering, Inc. (the "Company") and Robert Pitner ("Pitner").

    A.  The Company and Pitner have entered into an Employment Agreement, dated as of September 1, 1995, as amended (as so amended, the "1995 Employment Agreement'), and an Employment Agreement, dated as of September 1, 1998 (the "1998 Employment Agreement"). The 1995 Employment Agreement and the 1998 Employment Agreement are sometimes collectively referred to as the "Employment Agreements".

    B.  Pitner and the Company wish to provide for the termination of the Employment Agreements and Pitner's employment with the Company in a final and binding way that settles and resolves all existing and potential disputes between them, as provided in this Agreement.

    Accordingly, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Pitner and the Company agree as follows:

    1.  Resignation.  Pitner confirms that he resigned his employment with the Company and his positions as an officer and director of the Company effective May 18, 1999 (the "Resignation Date"). Accordingly, Pitner's employment relationship with the Company terminated effective as of the Resignation Date.

    2.  Termination of Employment Agreements.  The Company and Pitner acknowledge and agree that the 1998 Employment Agreement superseded and replaced the 1995 Employment Agreement Accordingly, the 1995 Employment Agreement was terminated effective September 1, 1998. The 1998 Employment Agreement is hereby terminated effective as of the Resignation Date, except that 4 and Section 5(a), (b) and (c) of the 1998 Employment Agreement shall remain in effect in accordance with their terms. In addition, Section 5(d) of the 1998 Employment Agreement shall remain in effect in accordance with its terms through November 18, 1999, at which time the restrictions contained therein shall expire.

    3.  Severance Payments.

    (a)  Subject to the terms and conditions of this Agreement, including the release set forth in Section 6 (the "Release"), the Company will: (i) pay Pitner his base salary of $10,000 per month from May 18, 1999 through November 18, 1999 (the "Severance Period") in accordance with the Company's standard payroll practices; (ii) pay Pitner a car allowance of $400 per month during the Severance Period; and (iii) pay, or reimburse, Pitner for the Company's portion of premiums for coverage for Pitner and his dependents under the Company's group medical insurance plan during the Severance Period, on the same basis and to the same extent that the Company paid such premiums prior to the Resignation Date. In addition, the Company will pay Pitner $7,499.70 for accrued vacation through the Resignation Date, within five (5) days of execution of this Agreement. Pitner acknowledges that from and after the Resignation Date, he shall not be an employee of the Company for any purpose and, except as specifically set forth in this Agreement, shall not be eligible to participate in any benefit plan of the Company, the Company and Pitner acknowledge and agree that Pitner's COBRA rights shall begin on the Resignation Date and that this Agreement shall constitute notice from the Company to Pitner of such COBRA rights. The Company shall withhold and deduct from payments made under this Section 3 all legally required amounts necessary to satisfy any federal, state or local income and employment related withholding tax requirements.

    (b)  The Company's obligations under this Section 3 shall terminate if Pitner (i) rescinds the Release pursuant to Section 6, (ii) breaches any provision of this Agreement including, but not limited to, Sections 5 or 6.

    4.  Stock Option.  The Company and Pitner acknowledge that prior to the Resignation Date Pitner held options to purchase: (a) an aggregate of 258,500 shares of the Company's Common Stock at an exercise price of $.3125 per share, which are fully vested and (b) an aggregate of 381,834 shares of Common Stock at an exercise price of $.35 per share, none of which are currently vested (collectively, the "Options"). The Options are hereby amended to the extent necessary to provide that they will be exercisable with respect to 258,500 shares at an exercise price of $.3125 per share and 87,959 shares at an exercise price of $.35 per share, respectively, in each case through February 18, 2000, even though Pitner is no longer employed by the Company. All of the Options shall expire at the close of business on February 18, 2000. Pitner understands that to the extent any of the Options are not exercised by August 18, 1999, such unexercised Options will no longer qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. Pitner acknowledges and agrees that, except as set forth in this Section 4, he does not hold any options or other rights to acquire any shares of capital stock of the Company.

    5.  Return of Information and Assets.  Pitner represents and warrants to the Company that he has returned to the Company all originals and all copies of all property and assets of the Company created or obtained by Pitner as a result of or in the course of or in connection with his employment with the Company which are in his possession or control, whether confidential or not, including, but not limited to all keys, credit and phone cards, pagers, telephones, computer equipment, computer files, computer passwords, all customer information (including, but not limited to, lists, files, correspondence and notes), correspondence, notes, memoranda, notebooks, drawings and other documents concerning any idea, product, apparatus, invention or process manufactured, used, developed, investigated, or marketed by the Company during the period of his employment. Pitner acknowledges that all such materials and assets are, and will always remain, the exclusive property of the Company without time limitation.

    6.  Confidential Information.  Pitner shall not directly or indirectly disclose or use at any time before or after the effective date hereof any technology, trade secrets, know-how, or other information, knowledge or data owned, possessed or utilized by the Company or to which Pitner had access in connection with his employment and which the Company deems confidential or proprietary or which Pitner has reason to believe is confidential or proprietary unless Pitner shall first have obtained the written consent of the Company. Without limiting the generality of the foregoing, Pitner acknowledges that customer lists, customer orders, pricing information, financial results and condition, financial and business forecasts, and business strategies are confidential information of the Company.

    7.  Release.  Pitner agrees to give up and forever relinquish all claims which he has or may have against the Company in exchange for the consideration set forth in this Agreement This is a full and complete release and waiver of any and all claims, complaints, causes of action or demands of whatever kind Pitner may have against the Company for events occurring up to the date of his signature on this Agreement, whether known or unknown, foreseen or unforeseen, including, but not limited to, all claims which relate in any way to Pitner's employment or termination of employment with the Company. Pitner will not bring any lawsuits, file any charges, complaints or notices, or make any other demands against the Company based on any claim he may have against the Company. Pitner agrees that the consideration set forth above is valuable consideration above and beyond what is otherwise due him from the Company.

    Pitner acknowledges and further agrees that by giving up all of his claims against the Company, he also gives up any claims he may have against its predecessors, successors, subsidiaries and affiliates and any and all shareholders, creditors, officers, directors, employees and agents of the Company and all predecessors, successors, subsidiaries and affiliates arising out of any actions, conduct, decisions, behavior, omissions or events occurring up to the date hereof. This Release extends to all claims which Pitner may have for age discrimination or any other form of employment discrimination prohibited under Title VII of the Federal Civil Bights Act of 1964, the Federal Age Discrimination in Employment Act. The Americans with Disabilities Act, The Minnesota Human Rights Act and all other state and federal laws. It also extends to but is not limited to all claims that Pitner may have for wrongful discharge, breach of contract, breach of any express or implied promise, interference with contract, misrepresentation, fraud, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy, or any other theory, whether legal or equitable.

    This Release may be rescinded by Pitner within fifteen (15) calendar days of the date on which it is signed. To be effective, such rescission must be in writing and delivered to the Company in the care of Evros Psiloyenis, President, Nicollet Process Engineering, Inc., 420 North Fifth Street, Suite 1040, Minneapolis, Minnesota 55401, either delivered by hand or properly addressed, certified mail, return receipt requested, postmarked within the 15-day period.

    8.  Effect of Non-Execution or Rescission.  Pitner agrees that if he does not execute this Agreement or if he rescinds the Release, this Agreement is null and void and the Company has no obligations whatsoever under this Agreement.

    9.  Additional Representations and Covenants.

      (a)  Voluntary Action.  Pitner represents and agrees that he: (a) has carefully read and understands all of the provisions of this Agreement; (b) has been given the opportunity to consult with legal and tax counsel of his choice, and has in fact consulted with such legal and tax counsel regarding the terms of this Agreement; and (c) fully understands that by signing this Agreement he is giving up all rights to pursue any claims against the Company and others mentioned in the Release contained in Section 6 for any reason arising prior to the date of this Agreement.

      (b)  Adequate Time.  Pitner has had at least twenty-one (21) days to consider whether or not he should enter into this Agreement, and has been advised to consult with legal counsel of his choice prior to entering into this Agreement.

      (c)  Non Disclosure.  This Agreement is confidential. Neither the Company nor Pitner will reveal the terms of the Agreement except as may be necessary to effect its terms or as required by law, court order or valid legal proceedings. Pitner may also disclose the terms to his immediate family, legal counsel, investment advisor or banks, and accountant or tax advisor. The Company may also disclose the terms to its officers and directors, outside auditors, tax advisors and legal counsel.

    10.  Miscellaneous.

      (a)  Entire Agreement.  This Agreement constitutes the entire agreement between the parties. No modification, amendment or change of any kind to this Agreement shall be effective unless it is in writing and signed by both parties.

      (b)  Governing Law.  This Agreement will be construed in accordance with the laws of the State of Minnesota. The parties agree that any dispute arising hereunder shall be submitted only to a state or federal court of competent jurisdiction in Minnesota, to whose jurisdiction all parties hereto consent.

      (c)  Severability.  Wherever possible, each provision of this Agreement will be interpreted so that it is valid under applicable law. If any provision of this Agreement is to any extent invalid under applicable law, that provision will still be effective to the extent that it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

      (d)  Non-admission.  Nothing in this Agreement is intended to be, nor will be deemed to be, an admission of liability by the Company or Pitner that either of them has violated any state or federal statute, local ordinance, or principle of common law, or that either party has engaged in any wrongdoing.

      (e)  Successors and Assigns.  This Agreement is binding on and inures to the benefit of the Company's successors and assigns, all of which are included in the term the "Company" as it is used in this Agreement. This Agreement is also binding on Pitner's heirs, spouse, successors, assigns and legal representatives.

    The parties have duly executed this Agreement as of the date first written above.

NICOLLET PROCESS ENGINEERING, INC.
Date: August 17, 1999	By:	/s/ EVROS PSILOYENIS Evros Psiloyenis
Date: September 23, 1999		/s/ ROBERT PITNER Robert Pitner

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SEPARATION AND RELEASE AGREEMENT